ALLIOTT AGCA, Inc. Certified Public Accountants
Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 30, 2009 on audit of consolidated financial statements of Lihua International, Inc. and subsidiaries for the year ended December 31, 2008 in the Annual Report on Form 10-K of Lihua International, Inc. for the year ended December 31, 2008 to be filed on or above April 2, 2009.

AGCA Inc.

April 2, 2009